October 8, 2018
MADISON STRATEGIC SECTOR PREMIUM FUND
c/o Madison Asset Management, LLC (such Fund’s Investment Advisor)
550 Science Drive
Madison, WI 53711

MADISON COVERED CALL & EQUITY STRATEGY FUND
c/o Madison Asset Management, LLC (such Fund’s Investment Advisor)
550 Science Drive
Madison, WI 53711

Ladies and Gentlemen:
We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the merger (the “Merger”) of Madison Strategic Sector Premium Fund, a Delaware statutory trust (the “Acquired Fund”), with and into Madison Covered Call & Equity Strategy Fund, a Delaware statutory trust (the “Acquiring Fund”). At the Effective Time of the Merger, the separate existence of the Acquired Fund will cease and the Acquiring Fund will be the surviving company in the Merger. Each outstanding Acquired Fund share will be converted into shares of the Acquiring Fund pursuant to a ratio based on the relative net asset values of each of the Acquiring Fund and the Acquired Fund as of the close of the New York Stock Exchange on the last day on which such exchange is open for regular trading immediately prior to the Closing Date of the Merger, such that the shares of the Acquiring Fund issued to Acquired Fund shareholders are equal in value to the net assets of the Acquired Fund (taking into account any fractional shares of the Acquiring Fund due to shareholders of the Acquired Fund). Fractional shares of the Acquiring Fund due to the Acquired Fund shareholders in the Merger will be aggregated and sold on the open market and Acquired Fund shareholders will receive cash in lieu of such fractional shares. The Merger is proposed to be consummated pursuant to the applicable corporate laws of the State of Delaware and in accordance with that certain Agreement and Plan of Merger made as of August 29, 2018 to be effective on or about October 8, 2018 (the “Plan”). Madison Asset Management, LLC, a Wisconsin limited liability company, is a party to the Plan, solely for purposes of Section 9.1 of the Plan.
The Acquiring Fund intends to commence a tender offer for its shares (the “Tender Offer”) immediately following the Merger. In the Tender Offer, the Acquiring Fund will offer to purchase for cash up to 25% of its outstanding common shares of beneficial interest (such amount, the “Offer Amount”) at 99.5% of net asset value per share. The Offer Amount will be reduced, if and as necessary, to ensure that as of the Effective Date of the Merger, the Merger constitutes a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). Specifically, the Offer Amount will be reduced, if and as necessary, to ensure that the aggregate Acquiring Fund shares issued in the Merger (reduced by subtracting all of the shares tendered in the Tender Offer) equals at least 40% of the aggregate shares issued in the Merger to former Acquired Fund shareholders. Any required reduction in the Offer Amount will be applied on a pro rata basis to all Acquiring Fund shareholders.
Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Code.
We have acted as counsel to both the Acquired Fund and Acquiring Fund in connection with the Merger and the Tender Offer. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated closing date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

•	The Plan;

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The Registration Statement of the Acquiring Fund on Form N-14 as filed with the Securities and Exchange Commission (“SEC”) on August 27, 2018, pursuant to the Securities Act of 1933, as amended (the “1933 Act”), Securities Act Registration No. 333-226105 and Investment Company Registration No. 811-21582;

•	The Schedule TO of the Acquiring Fund and all accompanying Exhibits (the “Tender Offer Documents”);

•	Certificates of certain officers of the Acquired Fund and the Acquiring Fund as to the satisfaction of various conditions for the Merger; and

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Such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Acquiring Fund or the consummation of the Merger and the Tender Offer and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

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Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents or the forms thereof, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

•	The Merger will be consummated pursuant to the Plan;

•	The Tender Offer will be consummated pursuant to the Tender Offer Documents; and

•	Each shareholder of the Acquired Fund holds its shares as a capital asset.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes with respect to the Merger:
(a)    The Merger will constitute a “reorganization” within the meaning of Code Section 368(a) and the Acquired Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Code Section 368(b);
(b)    In accordance with Code Sections 361(a) and (c) and 357, no gain or loss will be recognized by the Acquired Fund in the Merger.
(c)    In accordance with Code Section 1032(a), no gain or loss will be recognized by the Acquiring Fund in the Merger.
(d)     In accordance with Code Section 354(a), no gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of Acquired Fund stock solely for Acquiring Fund stock in the Merger.

Under Revenue Ruling 66-365, 1966-2 CB 116, the payment of cash to Acquired Fund shareholders in lieu of fractional shares of Acquiring Fund stock will be treated as if the fractional shares were transferred to the Acquired Fund shareholders as part of the Merger and then were redeemed by Acquiring Fund (as long as the cash was not separately bargained-for consideration, but merely represents a mechanical rounding-off of the fractions in the exchange). Under Code Section 302(a), these cash payments will be treated as distributions in full payment in exchange for the stock redeemed, provided that the distribution is not essentially equivalent to a dividend with respect to a former Acquired Fund shareholder. Provided that the fractional share interest is a capital asset in the hands of the receiving shareholder, then under Code Section 1001, gain or loss (subject to the limitations of Code Section 267) will be realized and recognized by such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the Acquired Fund shares surrendered, as determined under Code Section 1011.
(e)    In accordance with Code Section 358(a), each Acquired Fund shareholder will have the same aggregate tax basis in his or her shares of the Acquiring Fund, received in the Merger, as he or she had in his or her shares of the Acquired Fund exchanged therefor.
(f)    In accordance with Code Section 1223(1), an Acquired Fund shareholder’s holding period for the Acquiring Fund shares received in the Merger includes the period during which such Acquired Fund shareholder held the Acquired Fund shares exchanged therefor, provided that such Acquired Fund shares were capital assets at the Effective Time of the Merger.
(g)     In accordance with Code Section 362(b), the Acquiring Fund will have the same basis in the assets of the Acquired Fund, received in the Merger, as the Acquired Fund had in its assets immediately before the Merger.
(h)    In accordance with Code Section 1223(2), the holding periods of the Acquired Fund’s assets in the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund.
The foregoing description of shareholder-level federal income tax consequences does not address the tax consequences of tendering shares pursuant to the Tender Offer. We also express no opinion as to whether any gain or loss will be recognized (1) on assets in which gain or loss recognition is required by the Code even if the transaction otherwise constitutes a nontaxable transaction, (2) on “Section 1256 contracts” as defined in Section 1256(b) of the Code, (3) on stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, (4) as a result of the closing of the tax year of the Acquired Fund, (5) upon termination of a position, or (6) as a result of the investment activities of the Acquiring Fund.
In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

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Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Merger and the Tender Offer. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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Our opinion concerning certain of the federal income tax consequences of the Merger and the Tender Offer are limited to the specific federal income tax consequences presented above. No opinion is expressed as to any transactions other than the Merger, including any transactions undertaken in connection with the Merger and the Tender Offer (except of otherwise specifically listed). In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Merger.

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Our opinion is void and may not be relied upon if (a) all the transactions described in the certificates executed by officers of the Acquired Fund and Acquiring Fund, the Plan, and the Tender Offer Documents are not consummated in accordance with the terms of such certificates, Plan, and Tender Offer Documents, as applicable, and without waiver or breach of any material provision thereof, or (b) all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate at all relevant times.

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This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Section 8.7 of the Plan. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.